Exhibit 99.1

For more information contact:

Wendy C. Waugaman, Chief Executive Officer
(515) 457-1824, wcwaugaman@american-equity.com

John M. Matovina, Chief Financial Officer
(515) 457-1813, jmatovina@american-equity.com

FOR IMMEDIATE RELEASE	Julie L. LaFollette, Director of Investor Relations
August 3, 2011	(515) 273-3602, jlafollette@american-equity.com

Debra J. Richardson, Chief Administrative Officer
(515) 273-3551, drichardson@american-equity.com
AMERICAN EQUITY REPORTS SECOND QUARTER 2011 RESULTS
WEST DES MOINES, Iowa (August 3, 2011) – American Equity Investment Life Holding Company (NYSE: AEL), a leading underwriter of index and fixed rate annuities, today reported second quarter 2011 operating income1 of $29.0 million, or $0.45 per diluted common share, compared to 2010 second quarter operating income of $29.2 million, or $0.48 per diluted common share.
Performance highlights for the second quarter of 2011 include:

•	Total invested assets grew 23% to $21.2 billion at June 30, 2011 compared to total invested assets of $17.3 billion at June 30, 2010.

•	Net investment income, the principal component of total revenues, increased 16.5% to $296.9 million compared to second quarter 2010 net investment income of $254.8 million.

•	Annuity sales for the second quarter of 2011 grew 6% to $1.11 billion (before coinsurance) compared to second quarter 2010 annuity sales of $1.05 billion (before coinsurance).

•	Estimated risk-based capital (“RBC”) ratio at June 30, 2011 remained above target at 339%.

•	Book value per outstanding common share (excluding Accumulated Other Comprehensive Income) grew to $15.53 at June 30, 2011 compared to $15.20 at March 31, 2011.

1     In addition to net income, American Equity has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as an economic measure to evaluate its financial performance. See accompanying tables for reconciliations of net income to operating income and descriptions of reconciling items. See the Company's Quarterly Report on Form 10-Q for a more complete discussion of the reconciling items and their impact on net income for the periods presented. Net income was $18.3 million for the second quarter of 2011, compared to a net loss of $1.5 million for the same period in 2010.

ANNUITY SALES REMAIN STRONG IN THE SECOND QUARTER OF 2011
American Equity's average monthly sales of $370 million during the second quarter of 2011 reflects the company's position of leadership in the indexed and fixed-rate annuity market. Total sales for the second quarter of 2011 of $1.1 billion were down slightly from first quarter 2011 sales of $1.3 billion due to the first quarter influx of sales preceding the company's implementation of a rate adjustment on new business.
Based on the most recent industry statistics available from AnnuitySpecs.com, American Equity sold 16.5% of total indexed annuity sales during the first three months of 2011 and was the second largest provider of indexed annuities in the United States. American Equity's market share has doubled in the last three years. In addition to increased market penetration, American Equity's focus on agent productivity has led to significant increases in average annual sales per agent.
Commented David J. Noble, founder and Executive Chairman: “American Equity operates in a highly competitive market, and we compete first for the time and attention of our independent sales agents. Our Gold Eagle program, which includes agents producing at a level of at least $1 million per year, is designed to help us recruit and retain the very best agents in the business through one-of-a-kind incentives and top-notch service. I'm pleased to report that in 2011 we are on track to exceed our target level of 1,100 Gold Eagle agents, which would represent an increase of more than 10 percent in these top performers for our company.”
During the second quarter of 2011 American Equity was recognized by Barron's for marketing one of five “Smart Choices” among index annuities in the United States. In addition, American Equity was recognized by the Ward Group as one of the top 50 performing life and health insurance companies in the United States.
SATISFACTORY SPREAD RESULTS DESPITE LOW INTEREST RATES
American Equity's investment spread margin over the cost of money on annuity deposits remained satisfactory based on product pricing at 3.05% for the second quarter of 2011 compared to 3.23% for the same period in 2010. The primary driver of the decline year over year was falling yields on new investments purchased during the last twelve months, with the aggregate yield on the total invested assets dropping 0.36% to 5.78%. While the cost of money on annuity deposits also declined as a result of rate reductions implemented on new sales, the decline to 2.73% was only 18 bps lower when compared to the same period in 2010. Despite the decline in investment spread, operating income of $29.0 million for the second quarter of 2011 remained essentially level compared to 2010 second quarter operating income of $29.2 million due primarily to the greater volume of assets and liabilities on which the spread is earned. Diluted earnings per share based on operating income declined $0.03 from $0.48 to $0.45 primarily due to the increase in diluted shares outstanding attributable to the company's 5.25% senior convertible notes issued in December 2009.

Falling new money yields also resulted in continued redemptions of callable agency bonds, with an aggregate of $1.3 billion of total redemption proceeds received in the second quarter of 2011 on bonds carrying an average yield of 5.58%. Year-to-date total redemption proceeds of $2.9 billion have been received on bonds yielding an average of 5.70%. In contrast, purchases of new bonds year-to-date have aggregated $4.1 billion with an average yield of 5.38%, and total new commercial mortgage loans of $343.7 million were made with an average yield of 5.79%.
Commented Chief Executive Officer and President Wendy C. Waugaman: “The very low rate environment continues to be the primary issue for the financial services industry. Through careful spread management American Equity will remain well-positioned to grow profits even if low rates persist. We design our products to give us flexibility to reduce the rates we pay to policyholders when yields on invested assets are depressed. We balance this flexibility with our commitment to provide fair rates to our policyholders.” In the second quarter of 2011 the average interest income earned on indexed strategies (include equity and bond market indexes) by American Equity index annuity holders was 5.18%, which the company believes is very attractive compared to other principal protected products.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss second quarter 2011 earnings on Thursday, August 4, 2011, at 9 a.m. CDT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.

The call may also be accessed by telephone at 1-800-561-2731, passcode 39660650 (international callers, please dial 1-617-614-3528). An audio replay will be available via telephone through August 25, 2011, by calling 1-888-286-8010, passcode 62858683 (international callers will need to dial 1-617-801-6888).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service under writer of a broad line of fixed annuity and life insurance products, with a primary emphasis on the sale of index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, visit www.american-equity.com.
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American Equity Investment Life Holding Company

Net Income (Loss)/Operating Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Dollars in thousands, except per share data)
Revenues:
Traditional life and accident and health insurance premiums	$3,289	$2,643	$6,205	$5,930
Annuity product charges	19,892	18,617	36,854	34,135
Net investment income	296,878	254,845	589,006	497,755
Change in fair value of derivatives	(22,029)	(208,737)	126,624	(126,722)
Net realized gains on investments, excluding other than temporary impairment ("OTTI") losses	(854)	1,063	(2,047)	10,966
OTTI losses on investments:
Total OTTI losses	(113)	(1,603)	(5,213)	(14,187)
Portion of OTTI losses recognized in other comprehensive income	(2,116)	785	(3,587)	10,146
Net OTTI losses recognized in operations	(2,229)	(818)	(8,800)	(4,041)
Loss on extinguishment of debt	—	(292)	—	(292)
Total revenues	294,947	67,321	747,842	417,731

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	2,499	2,169	4,394	4,501
Interest sensitive and index product benefits (b)	238,420	228,818	398,085	425,687
Amortization of deferred sales inducements	20,265	3,243	50,957	16,332
Change in fair value of embedded derivatives	(60,963)	(190,211)	67,340	(126,336)
Interest expense on notes payable	7,832	4,673	15,739	9,324
Interest expense on subordinated debentures	3,481	3,716	6,947	7,401
Interest expense on amounts due under repurchase agreements	1	—	5	—
Amortization of deferred policy acquisition costs	38,862	917	94,085	28,185
Other operating costs and expenses	16,634	16,702	34,108	32,687
Total benefits and expenses	267,031	70,027	671,660	397,781
Income (loss) before income taxes	27,916	(2,706)	76,182	19,950
Income tax expense (benefit)	9,642	(1,202)	26,565	6,569
Net income (loss) (b)	18,274	(1,504)	49,617	13,381
Net realized gains (losses) and net OTTI losses on investments, net of offsets	1,278	11	3,750	(2,358)
Convertible debt retirement, net of income taxes	—	171	—	171
Net effect of derivatives and other index annuity, net of offsets	9,461	30,530	6,220	43,797
Operating income (a) (b)	$29,013	$29,208	$59,587	$54,991

Earnings (loss) per common share (b)	$0.31	$(0.03)	$0.84	$0.23
Earnings (loss) per common share - assuming dilution (a) (b)	$0.28	$(0.03)	$0.77	$0.23
Operating income per common share (a) (b)	$0.48	$0.50	$1.00	$0.94
Operating income per common share - assuming dilution (a) (b)	$0.45	$0.48	$0.92	$0.90

Weighted average common shares outstanding (in thousands):
Earnings (loss) per common share	59,504	58,427	59,344	58,326
Earnings (loss) per common share - assuming dilution	65,530	61,592	65,437	61,365

(a)
In addition to net income, we have consistently utilized operating income, operating income per common share and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments including net OTTI losses recognized in operations, loss on extinguishment of debt and fair value changes in derivatives and embedded derivatives. Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor’s understanding of our underlying results and profitability.

(b)
Six months ended June 30, 2011 includes an adjustment recorded in the first quarter of 2011 to single premium immediate annuity reserves which reduced interest sensitive and index product benefits by $4.2 million, increased net income and operating income by $2.7 million, increased earnings per common share and operating income per common share by $0.05 per share and increased earnings per common share - assuming dilution and operating income per common share - assuming dilution by $0.04 per share.

American Equity Investment Life Holding Company

Operating Income
Three months ended June 30, 2011 (Unaudited)

		Adjustments
	As Reported	Realized Losses	Derivatives and Other Index Annuity	Operating Income (a)
	(Dollars in thousands, except per share data)
Revenues:
Traditional life and accident and health insurance premiums	$3,289	$—	$—	$3,289
Annuity product charges	19,892	—	—	19,892
Net investment income	296,878	—	—	296,878
Change in fair value of derivatives	(22,029)	—	91,345	69,316
Net realized losses on investments, excluding other than temporary impairment ("OTTI") losses	(854)	854	—	—
Net OTTI losses recognized in operations	(2,229)	2,229	—	—
Total revenues	294,947	3,083	91,345	389,375

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	2,499	—	—	2,499
Interest sensitive and index product benefits	238,420	—	—	238,420
Amortization of deferred sales inducements	20,265	390	10,211	30,866
Change in fair value of embedded derivatives	(60,963)	—	52,240	(8,723)
Interest expense on notes payable	7,832	—	—	7,832
Interest expense on subordinated debentures	3,481	—	—	3,481
Interest expense on amounts due under repurchase agreements	1	—	—	1
Amortization of deferred policy acquisition costs	38,862	708	14,245	53,815
Other operating costs and expenses	16,634	—	—	16,634
Total benefits and expenses	267,031	1,098	76,696	344,825
Income before income taxes	27,916	1,985	14,649	44,550
Income tax expense	9,642	707	5,188	15,537
Net income	$18,274	$1,278	$9,461	$29,013

Earnings per common share	$0.31			$0.48
Earnings per common share - assuming dilution	$0.28			$0.45

(a)
In addition to net income, we have consistently utilized operating income, operating income per common share and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments including net OTTI losses recognized in operations and fair value changes in derivatives and embedded derivatives. Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor’s understanding of our underlying results and profitability.